Exhibit 10.1

GUERNSEY’S

DATE: December 20, 2011	REFERENCE: Titanic Collection

CONSIGNMENT AGREEMENT BETWEEN:

SELLER: RMS Titanic, Inc
GUERNSEY’S
ADDRESS: 3340 Peachtree Road NE, Suite 900	A Division of Barlan Enterprises, Ltd.
Atlanta, Georgia 30326	108 East 73rd Street
TELEPHONE: 404-842-2600	New York, New York 10021 212-794-2280 FAX: 212-744-3638

Thank you for consigning your property to Guernsey’s. This contract confirms our agreement under which the collection of artifacts recovered directly from the RMS Titanic that you consign to us, as listed on the inventory you provide to us, along with copies of all records of recovery, photographs, video recordings, etc., plus related intellectual property and your rights as Salvor-in-Possession of the Titanic, if permitted by law (the “Property”), will be offered by us as your agent for sale by a public auction process subject to provisions as set forth below and Guernsey’s standard Terms and Conditions of Sale in effect at the time of the sale. In the event of a conflict between the Terms and Conditions of Sale, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall control. From time to time, we will refer to you as “Consignor.”

1. Guernsey’s Responsibility. We will use our best efforts to conduct the public auction and to undertake our obligations and responsibilities in this agreement in order to complete a sale of the Property. We shall be responsible for any and all costs normally incurred in connection with the pre-auction and sale activities including the promotion of same, production of sale literature, advertising, security, employment of display site personnel, and obtaining any required permits for the auction process, display, as well as other expenses reasonably required to conduct the sale; Guernsey’s shall consult with Consignor with respect to the foregoing matters. Guernsey’s shall not publicly release any marketing, public relations or advertising material with respect to the Property, this Agreement or the sale without the prior approval of Consignor. Guernseys shall also obtain the approval of Consignor for the security plan for the handling and safeguarding of any artifacts in the possession of Guernseys. No approvals required in any Section of this Agreement shall be unreasonably withheld; provided, however, that the approval of any security plan for the handling and safeguarding of the artifacts shall be in the absolute discretion of Consignor and shall in all cases comply with the requirements of Consignor’s insurance carrier. The cost of any provisions of the security plan that are beyond the reasonable and customary security plan of Guernsey’s for similarly valued assets shall be paid 50% by Guernsey’s and 50% by Consignor.

2. Consignor’s Responsibility. Consignor agrees to make available a suitable number of actual artifacts from the Titanic that will be used by Guernsey’s to display with the media and will also be used for display to the public during any pre-auction exhibitions or promotions. Consignor shall, at its own election or at Guernsey’s request, further provide a curator, at Consignor’s expense, who shall be responsible for maintaining any artifacts in a safe condition. Notwithstanding the agreement to consign the Property, given the nature of the Property, Guernsey’s expressly agrees that Consignor shall maintain possession of the Property, other than items provided pursuant to the previous sentence, unless and until a sale is consummated. Consignor further agrees to provide Guernsey’s with photographs and video recordings of the same or similar items in situ aboard Titanic and/or in the process of recovery from Titanic; such material may be released to the media to show the actual recovery of items in the Collection. In addition, Consignor agrees to provide Guernsey’s with copies of the most recent appraisals of the Property.

Within a week of the signing of this Agreement, Consignor agrees to provide Guernsey’s with a complete list of the Covenants and Conditions set forth by the U.S. Distict Court for the Eastern District of Virginia, the Process Verbal and any relevant court orders (together, the “Covenants and Conditions”). Accordingly said Covenants and Conditions will be annexed hereto as Exhibit A. Compliance with these Covenants and Conditions and any future relevant orders of the Court with jurisdiction over the Covenants and Conditions will be made a condition of sale.

Guernsey’s acknowledges that it is aware and agrees that the approval of the U.S. District Court for the Eastern District of Virginia and the approval of the shareholders of Premier Exhibitions, Inc.may be sought for any purchaser of the Property, and that any planned or accepted sale of the Property may be rescinded and cancelled if such approval is not obtained, with payment in such event to be made in accordance with paragraph 12 herein, provided the successful bidder participates in the process to seek and obtain approval from the Court and the shareholders. Consignor shall use its best efforts to secure such court approval and shareholder approval at its expense. Any materials provided to potential purchasers will disclose the need for court approval and shareholder approval, and the conditional nature of such sale until and unless such approval is obtained. If a successful bidder is approved by Guernsey’s and the Consignor and the transaction is rejected by the court or the shareholders of Premier Exhibitions, Inc. , but the same bidder ultimately does purchase the Property on or before the date that is two (2) years from the date set for the public auction (currently anticipated to be April 15, 2012), then Guernsey’s shall be entitled to a commission of 2% of the gross proceeds, less the amount of any withdrawal or other fee already paid to Guernsey’s.

3. The Auction Process. Applications to bid, with a minimum credit prequalification, with such amount to be agreed upon by Guernsey’s and Consignor, shall be solicited and accepted up until midnight on April 1, 2012 by bidders who will be pre-qualified by Guernsey’s in accordance with the Terms and Conditions of the sale and who confirm in writing that they will comply with the Covenants and Conditions. The Terms and Conditions shall require that a plan for compliance with the Covenants and Conditions in Exhibit A shall be submitted with each application. Applications will be reviewed by Consignor for compliance with the Covenants and Conditions. All acceptable bidders shall thereafter participate in an auction of the Property to be held on April 15, 2012 at an appropriate New York City venue. Consignor and Guernsey’s will agree as to the specific place and date of the auction. Guernsey’s will have discretion as to a) the manner in which the sale is conducted, provided that Guernsey’s will obtain the prior approval of Consignor to the Terms and Conditions of Sale and Information to Intending Bidders then in effect or any decision to waive or modify the same, which approval shall not be unreasonably withheld, b) consulting any expert, c) the description of the Property in its sale literature and other descriptions, provided that Guernsey’s will obtain the prior approval of Consignor to the dissemination of any such document. The Property will be sold as a complete collection, and offered for sale as one lot. Should no acceptable bidder be approved, the auction shall be canceled on April 1, 2012 and Guernsey’s shall be paid its buy in fee in accordance with paragraph12. Guernsey’s agrees that Consignor shall have the right to accept or reject any bid in its discretion based on price, terms, identity of the buyer or other factors, whether or not the bid meets the reserve price, and that unless Consignor accepts a bid, no compensation other than the buy-in fee in Section 12 shall be due to Guernsey’s.

4. Commission. For its services, Guernsey’s will receive and retain from the proceeds of the sale as a commission from you an amount equal to 8% of the successful bid, provided that a sale of the Property actually closes and title transfers to the buyer. You are aware that the buyer will be paying Guernsey’s an additional buyer’s premium of $5 million and that premium in no way affects the amount due to us from you or the net amount payable to you from us after deducting our commission.

5. Settlement/Non-payment. All payments, commissions and premiums shall be held in escrow for a period of 30 days from receipt. Within five calendar days of the expiration of the 30 day escrow period,, we will remit payment to you of the net proceeds (gross proceeds of sale, separate from the buyer’s premium, less our commission) from the sale of the Property and will release our commission and buyer’s premium to us, unless the buyer has notified us of intention to rescind the sale.

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In the event of non-payment by the buyer, Guernsey’s and Consignor will take action to enforce payment by the buyer or any other action permitted by law, unless Guernsey’s and Consignor mutually agree to cancel the sale and return the Property to Consignor. However, Guernsey’s individually shall have no obligation to enforce payment by the buyer, and any such action shall be brought by Consignor with the cooperation of Guernsey’s. The costs of such action to enforce payment shall be paid by Consignor, provided however, that to the extent such costs are not recovered from the buyer, such costs shall be deducted from any buyer’s premium collected from the buyer, up to a cap of 50% of the buyer’s premium collected, and such amounts shall at the time of payment be reimbursed to Consignor. Guernsey’s and Consignor shall mutually agree on counsel to pursue collection. Guernsey’s shall not, under any circumstances, be liable for any damages to you as a result of non-payment by the buyer, unless such non-payment is found by final judgment of a court of competent jurisdiction to be the result of fraud or material misrepresentation by Guernsey’s; in no case shall Guernsey’s be liable to you for consequential damages incurred as a result of non-payment by the buyer.

6. Pre-Auction Negotiated Sale. All interest in the Property prior to auction and during the post auction period described in paragraph 7 shall be referred to Guernsey’s for handling. In the event of a negotiated sale of your consigned Property prior to auction, either by you or by us, there will be due and owing from the proceeds to Guernsey’s an amount equal to the commission Guernsey’s would have received from you from the sale if completed through the auction process plus the buyer’s premium that we would have received from the winning bidder. Payment of all amounts shall be made to Guernsey’s to be held in escrow in accordance with paragraph 5. Your obligations to us are the same in all other respects as if the Property had been sold by bid. Notwithstanding the forgoing, nothing herein shall obligate Consignor to accept any offer of purchase presented by Guernsey’s.

7. Post-Bid Process Negotiated Sale. If the Property fails to sell by the auction process, including by reason of cancellation thereof, you authorize us, as your exclusive agent, for a period of 60 days following the later of the deadline for receipt of applications or the date on which the successful bidder is rejected by the court or by the shareholders of Premier Exhibitions, Inc., to sell the Property privately for an amount which is no less than the reserve or a lesser amount, if any, that is mutually agreed upon by Guernsey’s and you prior to the sale thereof. If you enter into a written agreement to sell the Property during the 60 day period and such sale ultimately closes, there will be due and owing from the proceeds to Guernsey’s an amount equal to the commission Guernsey’s would have received from you from the sale if completed through the auction process plus the buyer’s premium that we would have received from the winning bidder. Payment of the purchase price and buyer’s premium shall be made to Guernsey’s to be held in escrow in accordance with paragraph 5. In such event, your obligations to us with respect to the Property are the same in all other respects as if it had been sold by bid. Notwithstanding the forgoing, nothing herein shall obligate Consignor to accept any offer of purchase presented by Guernsey’s or by anyone else.

If the Property is sold to a party identified by Guernsey’s on or before the date of the public auction or during the Post-Bid Process 60 day period noted above, and a written agreement to sell the Property is entered into within the first 90 days following the expiration of the above-cited 60-day period and such sale ultimately closes, Guernsey’s will receive a commission equal to 4% of the sale price, less the $500,000 buy-in fee that Consignor would have already paid to Guernsey’s, as cited in Paragraph 12. If the Property is sold to a party identified by Guernsey’s on or before the date of the public auction or during the Post-Bid Process 60 day period noted above, and a written agreement to sell the Property is entered into between 90 and 365 days following the expiration of the above-cited 60-day period and such sale ultimately closes, Guernsey’s will receive a commission equal to 2% of the sale price, less the $500,000 buy-in fee that Consignor would have already paid to Guernsey’s, as cited in Paragraph 12.

8. Expenses. You agree to bear the expenses of a) packing and shipping of the sample portion of the Property to and from our premises, b) insurance, c) and other services, such as framing, restoration, gemological tests and related items approved by you, d) and such additional costs and expenses not set forth above as may be mutually agreed upon.

In addition, Consignor and Guernsey’s agree that certain additional expenses that would not customarily be part of the normal bidding process preparation and marketing expenses, as referred to in Paragraph 1, will be shared equally, with one-half (50%) being paid by the Consignor and one-half (50%) being paid by Guernsey’s. Any expenses that will be shared by Consignor and Guernsey’s will be agreed to in advance and confirmed in writing by both parties.

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9. Packing and Transport. While we may recommend a carrier upon request, we accept no responsibility for that carrier’s failure to comply with its agreement with you, and packing and transport of the Property to and from the display location will be at your expense and risk. Guernsey’s shall have no liability whatsoever to Consignor in connection therewith, even when Guernsey’s has recommended a carrier.

10. Insurance. The Property must be insured while in Guernsey’s custody. Insurance coverage will be limited to only the portion of the Property that is in Guernsey’s custody. The Property will be insured by you, at your expense, naming Guernsey’s as co-insured under your insurance policy from the time of receipt by Guernsey’s until it ceases to be in Guernsey’s custody. You shall deliver to Guernsey’s a certificate of insurance naming Guernsey’s as an additional named insured.

11. Limits of Liability. While we undertake to exercise reasonable care in handling the Property and to comply with your written instructions regarding the handling of the Property, we shall not be responsible for any damage to any Property caused by changes in humidity or temperature unless humidity or temperature requirements have been provided to us in advance in writing; inherent conditions or defects; nor shall we be responsible for any damage to frames, display cases or glass; or for damage caused by restorers, framers or other independent contractors employed with your written consent. If insured by you Guernsey’s shall have no liability to Consignor whatsoever resulting from loss of or damage to any Property, unless such damage or loss is caused by the gross negligence of Guernsey’s. In no event shall Guernsey’s be liable for consequential damages related to loss or damage of the Property.

12. Reserves. Consignor and Guernsey’s will mutually agree on a reserve on the Property. The agreed upon reserve can be raised or lowered prior to the time of sale with your prior approval. All reserves are gross (commissionable). The reserve price and printed presale estimate shall not include buyer’s premium or taxes.

The pre-bid estimate for the Property shall be arrived at by mutual agreement between Consignor and Guernsey’s.

Guernsey’s may propose a sale of the Property below the reserve price, provided that we pay you, on the settlement date, the net amount which you would have been entitled to receive had the property been sold at the reserve (that is, the reserve minus our selling commission; reimbursable expenses and any other amount you owe us).

The commission for the Property should it be bought-in (not sold) for failing to reach its reserve, due to lack of bidders for the Property, or because the court or shareholders do not approve the successful bidder, will be $500,000, payable by Consignor and premier Exhibitions, Inc. jointly and severally. This buy-in commission will be due and payable to Guernsey’s as follows. Consignor and Premier Exhibitions, Inc. (“PRXI”), Consignor’s parent company, agree to escrow the sum of $250,000 with counsel for Guernsey’s as a good faith deposit toward the buy in fee. In the event the Property fails to sell on the auction date (regardless of the reason, including cancelation due to lack of bidders), said deposit shall be released to Guernsey’s immediately, with the balance to be paid by consignor 60 days thereafter. Consignor and PRXI represent that they has available an equity line with Lincoln Park Capital of $10,000,000with $10,000,000 available, know of no reason why such equity line would not be available to pay the buy in fee if necessary and shall use their best efforts to ensure that at least $250,000 remains available to pay any buy in fee until such time as a sale is consummated or the buy-in commission is paid, whichever is sooner. PRXI agrees that it will sell shares under the equity line if necessary to pay the fee under this Section.

Under no circumstances may you, your principals, agents, nor any representative of you or your principal bid for your Property. In the event that you breach any terms of this paragraph and you and/or your agent or representative becomes the successful bidder on your Property, then you shall pay to us a commission of 8% of the successful bid price plus the appropriate buyer’s premium and shall be liable to us for any consequential damages we may incur.

13. Representations, Warranties and Indemnification. Subject to the Covenants and Conditions stipulated in Exhibit A attached and the terms of the Proces Verbal related to the Property, also included in Exhibit A, you represent and warrant that you have title to the property and the right to consign the Property for sale by us and that the Property is and will until the completion of the sale by us be free and clear of all liens, claims, encumbrances of others of whatever nature and that good title and right of possession of the Property will pass to the buyer free of all such liens, claims, encumbrances of whatever nature, and that there are not and, until the completion of the sale by us, there will not be any restriction or claims against us prohibiting or restricting our right to offer the Property by public bid or to photograph, reproduce photographs or exhibit the Property for sale. Consignor grants to Guernsey’s the right to illustrate and photograph the Property and to use such photographs, illustrations or images at any time before or after the sale and for the purpose of promoting the sale of the Property.

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You further represent the authenticity, history, and condition of the Property, as set forth on the annexed inventory hereof or in any documentation supplied by you to us. Consignor represents and warrants to Guernsey’s that (a) Consignor has no reason to believe that the Property is not authentic or is counterfeit, (b) the Property is not “confiscated Property” within the meaning of any United States federal or state laws, (c) Consignor’s consignment to and authorization of Guernsey’s to sell the Property is in full compliance with all United States federal and state laws, and (d) the exportation, if any, of the Property from any foreign country has been in full conformity with the laws of such country and the importation of the Property into the United States has been or will be in full conformity with the laws of the United States.

You acknowledge that the representations and warranties herein are for the benefit of Guernsey’s and buyers of the Property and that we are relying on the foregoing representations and warranties in accepting this consignment. You agree that such representations and warranties are of a continuing nature and shall survive the completion of the transactions contemplated by this agreement. You agree to notify us promptly in writing of any event or circumstances that may cause the foregoing representation and warranties to be in doubt, false, inaccurate or violated in any way.

Each party to this agreement hereby agrees to indemnify and hold harmless the other party from and against any and all claims, damage, loss or expense, inclusive of reasonable attorneys’ fees, which it may incur by reason of the other party’s breach or alleged breach of any of its obligations, warranties or representations herein. In the event of any such successful claim by third parties arising out of your breach of or alleged breach of your obligations, warranties or representations herein which results in the rescission of a sale or return of proceeds of sale, you shall be obligated to still pay Guernsey’s withdrawal fees as set forth in Section 14 below.

14. Withdrawal. You may not withdraw the Property after the date of this agreement without written approval from Guernsey’s or if required by the Covenants and Conditions or Court order. In the event we consent to such a withdrawal or it is required, if withdrawal is within 45 days of the signing of this Agreement payment must be made by you to Guernsey’s of $250,000 (two hundred fifty thousand dollars U.S.) by immediate release of the escrowed funds. In the event we consent to such a withdrawal, or it is required, and withdrawal takes place 45 days or more from the signing of this Agreement, payment must be made by you to Guernsey’s of $500,000 (five hundred thousand dollars U.S.). In the event that you fail to comply with the provisions of this paragraph, we will be entitled to recover the sum stated above plus all reasonable attorneys’ fees. We reserve the right to withdraw the Property from the bid process at any time if (a)we reasonably believe there is a commercially reasonable doubt as to its attribution or to its authenticity, or (b) Consignor has materially misrepresented the Property or its ownership herein in any material respect; in the event that we withdraw the Property as provided in (a) or (b), Consignor shall pay to Guernsey’s the $500,000 withdrawal fee.

15. Estimates, Property Descriptions. We are not responsible for any errors or omissions in the sale literature or other descriptions of the Property, provided it has been approved in advance by Consignor, and we make no guarantees, representations or warranties whatsoever to you with respect to the Property, its authenticity, condition, value, selling price or otherwise. We are relying upon the valuations provided by you to establish our presale estimate. Our presale estimate, subject to revision by mutual agreement between the parties, is intended as a guide for prospective bidders only. We make no representation or warranty, written or oral, of the anticipated selling price or value of any Property and no estimate may be relied upon as a prediction of the actual selling price.

16. Rescission. Guernsey’s is authorized, as your agent, to rescind the sale of any Property at any time if, in our reasonable commercial judgment, we determine that the offering for sale of any Property has subjected or may subject Guernsey’s and/or you to any liability, including any liability under warranty of authenticity or title, unless Consignor agrees to indemnify Guernsey’s for any such liability and escrows sufficient funds to satisfy any potential liability, in which case Guernsey’s shall not be permitted to rescind the sale. In such event that Guernsey’s is permitted to rescind the sale, we are further authorized to refund or credit to the buyer the purchase price of such returned Property rather than remit the net proceeds to you.

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If Guernsey’s has already remitted to you any proceeds of the rescinded sale, you shall pay us on request an amount equal to the remitted proceeds plus our agreed expenses incurred in the connection with the rescinded sale and any other amount you owe us, inclusive of reasonable attorneys’ fees. In the event of rescission, you shall be obligated to pay Guernsey’s the withdrawal fees as provided above.

17. Default. In the event of the default by either party of any of the terms herein, the other party reserves any and all rights it have at law or equity in addition to the rights herein. The prevailing party in a suit alleging default on the terms of this Agreement shall be entitled to reasonable attorneys’ fees, and all costs incurred in the enforcement of this agreement.

18. Entire Agreement. All prior negotiation, representations, contracts or agreements, if any, between the parties hereto relating to the Property consigned, are hereby merged into this agreement and this agreement is the complete, entire and sole agreement between the parties. No modification, alteration, construction, amendment or rescission of or to this agreement shall be effective or binding unless in writing and executed by duly authorized officer of Guernsey’s and you. This agreement is binding upon your heirs, executors, beneficiaries, successors, and assigns. However, neither party may assign this agreement without prior written consent of the other party.

19. Controlling Law. This agreement is entered into pursuant to New York law, and shall be governed by and construed in accordance with the laws of New York State.

20. Disputes. Any dispute arising out of a breach or an alleged breach of this agreement shall be brought exclusively in the courts of the State of New York. Venue shall be within the County of New York. Any defense of lack of personal or subject matter jurisdiction is waived by the parties hereto and neither party shall be liable to the other for any special, consequential or incidental damages.

21. Miscellaneous. The paragraph headings contained herein are for convenience of reference only and shall not be construed to affect in meaning the provisions of this agreement.

Please confirm your agreement with the foregoing by dating, signing and returning to us a duplicate copy of this agreement.

AGREED TO AND ACCEPTED BY:

By:	/s/ Arlan Ettinger
GUERNSEY’S A Division of Barlan Enterprises, Ltd.

SIGNED /s/ Michael Little

    RMS Titanic, Inc.

DATED: December 20, 2011

SIGNED /s/ Samuel Weiser

    Premier Exhibitions, Inc.

DATED: December 20, 2011

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